Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) dated as of March 27, 2013, is made by and between Independence Bancshares, Inc., a South Carolina corporation (the “ Company”) and holding company of Independence National Bank, a national bank (the “Bank”), and Gordon A. Baird, an individual resident of Darien, Connecticut (the “Executive”).

The Bank and its affiliates, including the Company, are engaged in the business of commercial banking and are implementing an expansion of the Bank’s transaction and financial technology services businesses (the “Relevant Business”). The Company desires to employ the Executive, and the Executive is willing to serve, as Chief Executive Officer of the Company on the terms and conditions herein provided. Certain terms used in this Agreement are defined in Section 20 hereof. The parties acknowledge that the Executive was appointed a member of the Company’s Board of Directors (the “Company Board”) effective as of December 31, 2012 and also anticipate that the Executive will become a member of the Bank’s board of directors.

In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.

Employment; Directorship. (a) Effective as of March 27, 2013 (the “Effective Date”), the Company shall continue to employ the Executive, and the Executive shall continue to serve the Company, as Chief Executive Officer of the Company upon the terms and conditions set forth herein; it being understood that the Executive was appointed Chief Executive Officer of the Company effective as of December 31, 2012. The Executive shall report directly and exclusively to the Company Board and shall have such authority and responsibilities consistent with his positions as are set forth in the Company’s Bylaws or assigned by the Company Board from time to time and as is customary for the position of chief executive officer of a bank holding company, and, as such, all employees of the Company and its subsidiaries shall report, directly or indirectly, to the Executive. Without limiting the generality of the foregoing, if the expansion of the Relevant Business is implemented through a separate subsidiary of the Company, the Executive, subject to obtaining any necessary prior regulatory approval, shall serve as the chief executive officer of that subsidiary and, as such, shall be the senior most officer of that subsidiary. The Executive shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with Company policy. The Executive may devote reasonable periods to service as a director or advisor to other organizations, to charitable and community activities, and to managing his personal investments; provided that such activities do not materially interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Company or the Bank. The Company acknowledges that the Executive has disclosed to the Company Board certain activities in which he is engaged and agrees that the Executive is expressly permitted to continue those activities.

(b)

The Company shall nominate the Executive for election as a director at such times as necessary so that the Executive will, if elected by shareholders, remain a director of the Company throughout the Term (as defined below in Section 2). The Executive hereby consents to serving as a director and to being named as a director of the Company in documents filed with the Securities and Exchange Commission. The Company Board shall (i) cause the Bank to seek regulatory approval for the initial appointment of the Executive and, if such approval is obtained, (ii) undertake reasonable efforts to ensure that he continues throughout the term of employment to be elected or reelected as a director of the

Bank for so long as the Executive retains his position as the Chief Executive Officer of the Company or other senior executive officer of the Company.

2.

Term; Location. (a) Unless earlier terminated as provided herein, the Executive’s employment under this Agreement shall be for the period commencing upon the Effective Date and ending on December 31, 2014 (the “Term”). On each December 31st beginning with December 31, 2013, the Term shall automatically be extended for an additional one-year period beyond the then-effective expiration date unless a written Notice of Termination from the Company or the Executive is received 90 days prior to such anniversary advising the other that this Agreement shall not be further extended. If either party provides timely notice of non-renewal of the Agreement, but the Executive continues to provide services to the Company as an employee, such post-expiration employment shall be deemed to be performed on an “at-will” basis and either party may thereafter terminate such employment with or without notice and for any or no reason and without any obligations determined by reference to this Agreement.

(b)

The Company shall be based in Greenville, South Carolina (unless the Company Board determines otherwise in its sole discretion), but shall maintain offices in the New York metropolitan area to the extent recommended by the Executive and approved by the Company Board, in which case, at any given time, the Executive shall be permitted to work out of either location.

3.

Compensation and Benefits.

(a)

Effective as of the Effective Date, the Company shall pay the Executive an annual base salary rate of $360,000, which shall be paid in accordance with the Company’s standard payroll procedures.  The Company Board (or an appropriate committee thereof (the “Committee”)) shall review the Executive’s annual base salary at least annually for upward adjustment, as determined by the Company Board or the Committee based on its evaluation of the Executive’s performance. “Base Salary” shall mean Executive’s annual base salary as it may be increased from time to time.

(b)

The Executive shall be eligible each year to participate in the Company’s short-term incentive plan, with an annual target bonus opportunity of 100% of Base Salary (the “Basic Target Bonus Amount”) and a maximum bonus payout not to exceed 200% of the Basic Target Bonus Amount, provided that no such bonuses will be paid until the later of such time as (i) the Company is no longer deemed to be in “troubled condition” (as designated effective February 22, 2010 by the Federal Reserve Bank of Richmond) and (ii) the Bank has reported net income (after income taxes) for two consecutive quarters. Payment of such annual bonus (the “Annual Bonus”) shall be based upon performance relative to performance metrics and targets pre-established by the Company Board or the Committee. The Basic Target Bonus Amount shall be reviewed annually by the Company Board or the Committee for upward adjustment. Except as provided in this Section 3(b) or as may be payable pursuant to Section 4, the Executive is not guaranteed the payment of any annual bonus. Any Annual Bonus pursuant to this Section 3(b) shall be paid by the Company on the earlier of (i) 70 days after the previous year end for which the Annual Bonus was earned by the Executive or (ii) the first pay period following the Company’s press release announcing its previous year’s financial performance.

(c)

The Executive shall be eligible to participate in the Company’s long-term equity incentive program and for the grant of stock options, restricted stock and other awards thereunder or under any similar plan adopted by the Company. Any options or similar awards shall be issued to the Executive at an exercise price of not less than the stock’s current fair market value (as determined in compliance with Treasury Regulation § 1.409A-1(b)(5)(iv)) as of the date of grant, and the number of shares subject to such grant shall be fixed on the date of grant.

(d)

In addition to the benefits specifically described in this Agreement, the Executive shall be eligible to participate in all retirement, welfare, health or other benefits plans or programs of the Company now or hereafter applicable generally to employees of the Company or to a class of employees that includes senior executives of the Company. The parties agree that the benefits stated in this Section 3(d) shall be subject to the terms of such plans or programs applicable generally to employees of the Company or to a class of employees that includes senior executives of the Company.  In addition, the Company shall provide for the payment of any fees or expenses reasonably incurred in connection with the Executive’s negotiation, execution and delivery any agreements ancillary to the Executive’s joining the Company (including this Agreement and any amendments thereto).

(e)

The Company shall reimburse the Executive for travel and out-of-pocket expenses subject to the Company’s Executive Travel and Expense Policy. In addition, the Company will cover the Executive’s reasonable and necessary travel (including the cost of travel between New York and Greenville, South Carolina), mobile cellular and data plan, and other business expenses related to the Executive’s duties. In addition, the Company shall reimburse the Executive for educational expenses related to the Executive’s professional development and for membership in professional and civic organizations to the extent such activities are consistent with the Company’s strategic objectives, subject in each instance to advance approval by the Company Board.

All expenses eligible for reimbursements described in this Agreement must be incurred by the Executive during the Term to be eligible for reimbursement. All in-kind benefits described in this Section 3 must be provided by the Company during the Term. The amount of reimbursable expenses incurred, and the amount of in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year. Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred.  Neither rights to reimbursement nor in-kind benefits are subject to liquidation or exchanges for other benefits.

(f)

The Company shall provide the Executive with four weeks’ paid vacation per year, which shall be taken in accordance with (i) any banking rules or regulations governing vacation and (ii) the Company’s vacation or other paid time off policy. Any payments made by the Company to the Executive as compensation for paid vacation shall be paid in accordance with the Company’s standard payroll procedures.

(g)

The Executive agrees to repay any compensation previously paid or otherwise made available to the Executive under this Agreement that is subject to recovery under any applicable law (including any rule of any exchange or service through which the securities of the Company are then traded), including, but not limited to, the following circumstances:

(i)

where such compensation was in excess of what should have been paid or made available because the determination of the amount due was based, in whole or in part, on materially inaccurate financial information of the Company;

(ii)

where such compensation constitutes “excessive compensation” within the meaning of 12 C.F.R. Section 263;

(iii)

where the Executive has committed, is substantially responsible for, or has violated, the respective acts, omissions, conditions, or offenses outlined under 12 C.F.R. Section 359.4(a)(4); and

(iv)

if, while the Executive is also a senior executive officer of the Bank, the Bank becomes, and for so long as the Bank remains, subject to the provisions of 12 U.S.C. Section 1831o(f), where such compensation exceeds the restrictions imposed on the senior executive officers of such an institution.

The Executive agrees to return promptly any such compensation identified by the Company by written notice provided pursuant to Section 13. If the Executive fails to return such compensation promptly, the Executive agrees that the amount of such compensation may be deducted from any and all other compensation owed to the Executive by the Company. If the Executive is then employed by the Company, the Executive acknowledges that the Company may take appropriate disciplinary action (up to, and including, Termination of Employment) if the Executive fails to return such compensation.  The Executive acknowledges the Company’s rights to engage in any legal or equitable action or proceeding in order to enforce the provisions of this Section 3(g). The provisions of this Section 3(g) shall be modified to the extent, and remain in effect for the period, required by applicable law.

4.

Termination and Severance Payments.

(a)

The Executive’s employment under this Agreement may be terminated prior to the end of the Term, if applicable, only as follows (each a “Terminating Event”):

(i)

Upon the death of the Executive. If the Executive’s employment is terminated because of the Executive’s death, the Company shall pay the Executive’s estate any sums due him as Base Salary or reimbursement of expenses through the end of the month during which death occurred in accordance with the Company’s standard payroll procedures. The Company shall also pay the Executive’s estate an Annual Bonus for the year that death occurs, based on actual performance for such year and prorated to reflect the number of days employed during such year.  Any Annual Bonus for previous years which was not yet paid shall be paid pursuant to the terms as set forth in Section 3(b).  Any Annual Bonus for the year of death shall be paid by the Company on the earlier of (i) 70 days after the year end in which the Executive died or (ii) the first pay period following the Company’s press release announcing its financial performance for the year in which the Executive died.

(ii)

Upon the Disability of the Executive for a period of 90 days, which includes any period of payment under the Company’s accident and health plan. During the period of any Disability leading up to the termination of the Executive’s employment under this provision, the Company shall continue to pay the Executive his full Base Salary at the rate then in effect and all perquisites and other benefits (other than any Annual Bonus) in accordance with the Company’s standard payroll procedures until the Executive becomes eligible for benefits under any long-term disability plan or insurance program maintained by the Company; provided, however, that the amount of any such payments to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any other disability benefit or pension plan covering the Executive. Furthermore, the Company shall pay the Executive any Annual Bonus earned through the date of onset of the physical or mental impairment that led to the Disability, based on actual performance for the year which includes the date of onset of the physical or mental impairment that led to the Disability and prorated to reflect the number of days employed through such date. Any Annual Bonus for previous years which was not yet paid shall be paid pursuant to the terms as set forth in Section 3(b). Any Annual Bonus for the year which includes the date of onset of the physical or mental impairment that led to the Disability shall be paid by the Company on the earlier of (i) 70 days after the year end in which the Executive became Disabled or (ii) the first pay period following the Company’s press release announcing its financial performance for the year in which the Executive became Disabled.

(iii)

by the Company upon delivery of a Notice of Termination to the Executive. If the Executive’s employment is terminated under this provision, the Executive shall receive only any sums due him as base salary and reimbursement of expenses through the date of such termination, which shall be paid in accordance with the Company’s standard payroll procedures.

 (iv)

By the Executive effective upon the 30th day after delivery of a Notice of Termination. If the Executive resigns under this provision, the Executive shall receive any sums due him as Base Salary or reimbursement of expenses through the date of such termination, which shall be paid in accordance with the Company’s standard payroll procedures.

(b)

With the exceptions of the provisions of this Section 4, and the express terms of any benefit plan under which the Executive is a participant, it is agreed that, upon termination of the Executive’s employment, the Company shall have no obligation to the Executive for, and the Executive waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits). Unless otherwise stated in this Section 4, the effect of termination on any outstanding incentive awards, stock options, stock appreciation rights, performance units, or other incentives shall be governed by the terms of the applicable benefit or incentive plan and/or the agreements governing such incentives. Within 60 days of termination of the Executive’s employment, and as a condition to the Company’s obligation to pay any severance hereunder, the Company and the Executive shall enter into a mutual release in the form agreed to by the parties, and neither party may revoke such release within the revocation period stated in such release, which shall acknowledge such remaining obligations and discharge Executive on one hand and the Company and its officers, directors and employees on the other hand with respect to their actions for or on behalf of the Company, from any other claims or obligations arising out of or in connection with the Executive’s employment by the Company, including the circumstances of such termination. In addition, if such severance payment is made by the Company, and if the 60 day period spans two calendar years, regardless of when such release is executed by the Executive, such severance payment must be made in the subsequent calendar year, regardless of when the release is executed by the Executive.

(c)

As a condition to the Company’s obligation to pay any severance hereunder, regardless of the reason for the termination of the Executive’s employment, the Executive shall resign as a director of the Company and any of its subsidiaries, if the Executive is then serving in any such position.

(d)

Notwithstanding anything contained in this Agreement to the contrary,

(i) if the Executive is suspended or temporarily prohibited from participating, in any way or to any degree, in the conduct of the Company’s affairs by (1) a notice served under Section 8(e) or (g) of Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. Section 1818 (e) or (g)) or (2) as a result of any other regulatory or legal action directed at the Executive by any regulatory or law enforcement agency having jurisdiction over the Executive (each of the foregoing referred to herein as a “Suspension Action”), and if this Agreement is not terminated, the Company’s obligations under this Agreement shall be suspended as of the earlier of the effective date of such Suspension Action or the date on which the Executive was provided notice of the Suspension Action, unless stayed by appropriate proceedings. If the charges underlying the Suspension Action are dismissed, the Company shall: (i) pay on the first day of the first month following such dismissal of charges (or as provided elsewhere in this Agreement) the Executive all of the compensation withheld while the obligations under this Agreement were suspended; and (ii) reinstate any such obligations which were suspended.

(ii)

if the Executive is removed or permanently prohibited from participating, in any way or to any degree, in the conduct of the Company’s affairs by (1) an order issued under Section 8(e)(4) or (g)(1) of the FDIA (12 U.S.C. Section 1818 (e)(4) or (g)(1)) or (2) any other legal or law enforcement action (each of the foregoing referred to herein as a “Removal Action”), all obligations of the Executive under this Agreement shall terminate as of the effective date of the Removal Action, but any vested rights of the parties hereto shall not be affected.

(iii)

if the Company is in default (as defined in Section 3(x)(1) of the FDIA, 12 U.S.C. Section 1813(x)(1)), all obligations under this Agreement shall terminate as of the date of default, but this Section (4)(d) shall not affect any vested rights of the parties hereto.

(iv)

if the FDIC is appointed receiver or conservator under Section 11(c) of the FDIA (12 U.S.C. Section 1821(c)) of any depository institution controlled by the Company, the Company shall have the right to terminate all obligations of the Company under this Agreement as of the date of such receivership or conservatorship, other than any rights of the Executive that vested prior to such appointment. Any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(e)

If the FDIC provides open bank assistance under Section 13(c) of the FDIA (12 U.S.C. 1823(c)) to the Company or any depository institution controlled by the Company, but excluding any such assistance provided to the industry generally, the Company shall have the right to terminate all obligations of the Company under this Agreement as of the date of such assistance, other than any rights of the Executive that vested prior to the FDIC action. Any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(f)

If the FDIC requires a transaction under Section 13(f) or 13(k) of the FDIA (12 U.S.C. 1823(f) and (k)) by the Company or any depository institution controlled by the Company, the Company shall have the right to terminate all obligations of the Company under this Agreement as of the date of such transaction, other than any rights of the Executive that vested prior to the transaction. Any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(g)

Notwithstanding anything contained in this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and Part 359 of the FDIC Rules and Regulations (12 C.F.R. Section 359, et seq.).  In addition, all obligations under this Agreement are further subject to such conditions, restrictions, limitations and forfeiture provisions as may separately apply pursuant to any applicable state banking laws. Any payments suspended by operation of this Section 4(g) shall be paid as a lump sum within 30 days following receipt of the concurrence or consent of the appropriate federal or state banking agency of the Company or as otherwise directed by such federal or state banking agency.

5.

Ownership of Work Product. The Company shall own all Work Product arising during the course of the Executive’s employment. For purposes hereof, “Work Product” shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to the Company or any Affiliates, their business or customers and that the Executive conceives, develops, or delivers to the Company at any time during his employment, during or outside normal working hours, in or away from the facilities of the Company, and whether or not requested by the Company. If the Work Product contains any materials, programming or intellectual property rights that the Executive conceived or developed prior to, and independent of, the Executive’s work for the Company, the Executive agrees to point out the pre-existing items to the Company.

6.

Protection of Trade Secrets. The Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Company, the Executive agrees not to use or disclose any Trade Secrets of the Company or any Affiliates during or after his employment. “Trade Secret” means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data or customer list, that (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

7.

Protection of Other Confidential Information. In addition, the Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Company, not to use or disclose any Confidential Business Information of the Company or any Affiliates during his employment and for a period of 12 months following termination of the Executive’s employment. “Confidential Business Information” shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Company’s or its Affiliate’s financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans, product or service plans; marketing plans and methods; training, education and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 6 and 7 shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Company under an obligation of secrecy.

8.

Return of Materials. The Executive shall surrender to the Company, promptly upon its request and in any event upon termination of the Executive’s employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Executive’s possession or control, including all copies thereof, relating to the Company or its Affiliates, their businesses or customers. Upon the request of the Company, the Executive shall certify in writing compliance with the foregoing requirement.

9.

Restrictive Covenants.

(a)

No Solicitation of Customers. During the Executive’s employment with the Company and for a period of 12 months thereafter, the Executive shall not (except on behalf of or with the prior written consent of the Company or as specified in relevant agreements), either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, solicit, divert, or appropriate, or attempt to so, to or for a competitor of the business of the Bank (other than the Relevant Business) any person or entity that is or was a customer of the Bank.  For the avoidance of doubt, the Executive's activities pursuant to any approved licensing or equivalent agreements shall be deemed not to breach this Section 9(a)).

(b)

No Recruitment of Personnel. During the Executive’s employment with the Company and for a period of 12 months thereafter, the Executive shall not, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, (i) solicit, divert or hire away or (ii) attempt to solicit, divert, or hire away to any Competing Business any employee of or consultant to the Company or any of its Affiliates engaged or experienced in the Business, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will.

10.

Independent Provisions; Enforcement; Consideration.  The provisions in each of the above Sections 9(a) and 9(b) are independent, and the unenforceability of any one provision shall not affect the enforceability of any other provision. The Executive agrees that in the event of any breach or threatened breach by the Executive of any covenant contained in Section 9(a) or 9(b) hereof, the resulting injuries to the Company would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result. Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Company. The Executive therefore agrees that in the event of any such breach, the Company shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or any attempted breach of any such covenant, and to obtain any other available legal, equitable statutory or contractual relief. Should the Company have cause to seek such relief, no bond shall be required from the Company, and the Executive shall pay reasonable attorney’s fees and court costs which the Company may incur to the extent the Company prevails in its enforcement action. The Executive acknowledges and agrees that valid consideration has been given to Executive by the Company in return for the promises of Executive set forth herein.

11.

Withholding. The Company may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

12.

Successors; Binding Agreement. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving entity in any merger or consolidation in which the Company is a party, or any assignee of all or substantially all of the Company’s business and properties. The Executive’s rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement, which survive termination of this Agreement shall pass after death to the personal representatives of his estate. The Company represents and warrants that this Agreement has been approved by the Company Board.

13.

Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to the Company shall be directed to the attention of the Company with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof.

14.

Governing Law. This Agreement and all rights hereunder shall be governed by the laws of the State of South Carolina, except to the extent governed by the laws of the United States of America in which case federal laws shall govern. The parties agree that any appropriate state court located in Greenville County, South Carolina or federal court for the District of South Carolina shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement shall be a proper forum in which to adjudicate such case or controversy. The parties consent and waive any objection to the jurisdiction or venue of such courts.

15.

Non-Waiver. Failure of the Company to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

16.

Saving Clause. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Executive and the Company hereby agree that they will negotiate in good faith to amend this Agreement upon receipt of written notice from the Federal Reserve Bank of Richmond that the Company is no longer deemed to be in “troubled condition” (as designated effective February 22, 2010 by the Federal Reserve Bank of Richmond) and from time to time thereafter as reasonably appropriate (including to modify the terms of Sections 9(a) and 9(b) and the definition of the term “Business,” to reflect changes in the Company’s business affairs so that the scope of the limitations placed on the Executive’s activities by Section 9 accomplishes the parties’ intent in relation to the then current facts and circumstances).  Any such amendment shall be effective only when completed in writing and signed by the Executive and the Company.

17.

Compliance with Internal Revenue Code Section 409A.  This Agreement is intended to meet the requirements of, to the maximum extent possible exemption from, Section 409A of the Code, and shall be interpreted and construed consistent with that intent. In addition, each payment hereunder is intended to constitute a separate payment from each other payment for purposes of Treasury Regulation § 1.409A-2(b)(2). Notwithstanding any provision in the Agreement to the contrary, to the extent necessary to avoid the imposition of tax on the Executive under Section 409A, any payments that are otherwise payable to the Executive within the first six months following the effective date of Termination of Employment, shall be suspended and paid as soon as practicable following the end of the six-month period following such effective date if, immediately prior to the Executive’s Termination of Employment, the Executive is determined to be a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i)) of the Company (or any related “service recipient” within the meaning of Section 409A and the regulations thereunder). Any payments suspended by operation of the foregoing sentence shall be paid as a lump sum within thirty days following the end of such six-month period.

18.

Compliance with the Dodd–Frank Wall Street Reform and Consumer Protection Act. Notwithstanding anything to the contrary herein, any incentive payments to the Executive shall be limited to the extent required under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act ”), including, but not limited to, clawbacks for such incentive payments as required by the Dodd-Frank Act. The Executive agrees to such amendments, agreements, or waivers that are required by the Dodd-Frank Act or requested by the Company to comply with the terms of the Dodd-Frank Act.

19.

Compliance with Regulatory Restrictions.  Notwithstanding anything to the contrary herein, and in addition to any restrictions stated in this Agreement, any compensation or other benefits paid to the Executive shall be limited only to the extent required by any federal or state regulatory agency having authority over the Company or, if applicable, the Bank. The Executive agrees that compliance by the Company or the Bank with such regulatory restrictions, even to the extent that compensation or other benefits paid to the Executive are limited, shall not be a breach of this Agreement by the Company. In the event that the Company or the Bank is required to so limit the Executive’s compensation or benefits, such limitation shall be implemented in a manner such that, to the maximum extent legally possible, the Executive is put in the same economic position as the Executive would have been absent such regulatory restriction.

20.

Certain Definitions.

(a)

“Affiliate” shall mean any business entity controlled by, controlling or under common control with the Company, including but not limited to the Bank.

(b)

“Business” shall mean the operation of a depository financial institution, including, without limitation, serving as a processing and servicing bank for mobile payments, as well as the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in by the Company or any of its Affiliates as of the date of termination.

(c)

“Code” shall mean the Internal Revenue Code of 1986, including the rules and regulations promulgated thereunder.

(d)

“Competing Business” shall mean any business that, in whole or in part, is the same or substantially the same as the Business.

(e)

“Disability” or “Disabled” shall mean as defined by Treasury Regulation § 1.409A-3(i)(4); provided, however, that for purposes of this definition, the accident and health plan covering the Executive shall only be the long term disability plan and not any other the accident and health plan.

(f)

“Notice of Termination” shall mean a written notice of termination from the Company or the Executive which specifies an effective date of termination (not less than 30 days from the date of the notice), indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.

(g)

“Standard payroll procedures” shall mean payment no less frequently than monthly.

(h)

“Terminate,” “terminated,” “termination,” or “termination of the Executive’s employment” shall mean separation from service as defined by Treasury Regulation § 1.409A-1(h).

21.

Entire Agreement. This Agreement and, to the extent applicable, the licensing and option agreement referenced in Section 9(a) constitute the entire agreement between the parties hereto and supersede all prior agreements, if any understandings and arrangements, oral or written, including that certain Consulting Agreement dated August 14, 2012 between the parties hereto with respect the subject matter hereof.

22.

Survival. The obligations of the parties pursuant to Sections 3(g), 4 through 9, and 14, as applicable, shall survive the Executive’s Termination of Employment hereunder for the period designated under each of those respective sections.

23.

Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[signatures appear on following page.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized and the Executive has signed and sealed this Agreement, effective as of the date first above written.

INDEPENDENCE BANCSHARES, INC.

ATTEST:

By:	By:	/s/ H. Neel Hipp, Jr.
Name:	Name:	H. Neel Hipp, Jr.
	Title:	Chairman of the Board

EXECUTIVE

/s/ Gordon A. Baird
Gordon A. Baird